Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Friday, April 28, 2017

STRONGEST QUARTERLY RESULTS FOR TFS FINANCIAL IN PAST 10 YEARS

(Cleveland, OH - April 28, 2017) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2017.
The Company reported net income of $23.5 million for the three months ended March 31, 2017, compared to net income of $19.3 million for the three months ended March 31, 2016. The improvement was due to a combination of an increase in net interest income, a decrease in the provision for loan losses and a decrease in non-interest expenses, partially offset by a decrease in non-interest income. The Company reported net income of $43.1 million for the six months ended March 31, 2017, compared to net income of $37.1 million for the six months ended March 31, 2016, with similar individual variances between the two periods. In addition, the current six month period had the benefit of a lower effective rate used to calculate income tax expense in accordance with recently adopted accounting guidance related to stock based compensation.
“We’re pleased to announce our strongest quarterly earnings in a decade,” said Marc A. Stefanski, chairman and CEO. “Once again, loan growth remained strong for the period, fueled by a home purchase market that continues to heat up in many of our markets. Consumer confidence is rising, which allows us to continue to be optimistic about the housing industry. We are excited by the early signs of a seasonal purchase market in 2017.”
Net interest income in the current year quarter was higher than the prior year quarter, as the increase in interest income in the current period was more than the increase in interest expense. Interest income was higher as the $820.7 million increase in the three-month average balance of interest-earning assets, mainly loans, more than offset the lower weighted average yield earned on those assets. The average cost of our interest-bearing liabilities was lower in the current year, mainly from an increase in the balance of short-term borrowings, but that benefit was more than offset by the increase in the average balance of interest-bearing liabilities. Net interest income was $70.3 million for the three months ended March 31, 2017 and $67.8 million for the three months ended March 31, 2016. Net interest income was $138.5 million for the six months ended March 31, 2017 and $135.4 million for the six months ended March 31, 2016. The interest rate spread was 2.06% for the three months ended March 31, 2017 and 2.10% for the three months ended March 31, 2016. The interest rate spread for the six months ended March 31, 2017 was 2.05%, compared to 2.11% for the prior year. The net interest margin for the three months ended March 31, 2017 was 2.18%, compared to 2.25% for the three months ended March 31, 2016. The net interest margin for the six months ended March 31, 2017 was 2.17%, as compared to 2.25% for the six months ended March 31, 2016.
A negative provision for loan losses of $6.0 million was recorded for the three months ended March 31, 2017 compared to a negative provision of $1.0 million for the three months ended March 31, 2016. The Company recorded a negative provision for loan losses of $6.0 million for the six months ended March 31, 2017 compared to a negative provision of $2.0 million for the six months ended March 31, 2016. The provision recapture for the quarter was a result of a combination of favorable trends including lower gross loan charge-offs, higher loan recoveries and continued decreasing delinquencies. Gross loan charge-offs were $2.2 million for the three months ended March 31, 2017 and $3.6 million for the three months ended March 31, 2016. while loan recoveries were $4.6 million in the current quarter and $3.7 million in the prior year quarter. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $2.4 million and $1.0 million for the three months and six months, respectively, ended March 31, 2017, compared to $0.1 million of net loan recoveries and $1.2 million of net loan charge-offs for the three months and six months, respectively, ended March 31, 2016. Of the $1.0 million of net loan recoveries in the current fiscal year, $0.9 million of net recoveries occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $0.7 million of net recoveries occurred in the home equity loans and lines of credit portfolio and $0.6 million of net charge-offs occurred in the Home Today portfolio. The allowance for loan losses was $56.8 million, or 0.47% of total loans receivable, at March 31, 2017, compared to $61.8 million, or 0.52% of total loans receivable, at September 30, 2016. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $114.7 million at March 31, 2017 and $121.9 million at September 30, 2016.

Non-accrual loans decreased $6.4 million to $83.6 million, or 0.68% of total loans, at March 31, 2017 from $90.0 million, or 0.76% of total loans, at September 30, 2016. The $6.4 million decrease in non-accrual loans for the six months ended March 31, 2017 consisted of an $4.4 million decrease in the residential core portfolio; a $2.3 million decrease in the home equity loans and lines of credit portfolio and a $0.4 million increase in the Home Today portfolio.

Total loan delinquencies decreased $8.8 million to $43.2 million, or 0.35% of total loans receivable, at March 31, 2017 from $52.0 million, or 0.44% of total loans receivable, at September 30, 2016. The real estate owned portfolio decreased $1.2 million, or 17.6%, to $5.6 million at March 31, 2017 from $6.8 million at September 30, 2016.
Total troubled debt restructurings decreased $3.6 million, to $167.0 million at March 31, 2017, from $170.6 million at September 30, 2016. Of the $167.0 million of troubled debt restructurings recorded at March 31, 2017, $90.4 million was in the residential core portfolio, $30.4 million was in the home equity loans and lines of credit portfolio and $46.2 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $62.2 million at March 31, 2017 and $63.7 million at September 30, 2016.
Total non-interest income decreased $2.9 million, to $9.9 million, for the six months ended March 31, 2017, from $12.8 million for the six months ended March 31, 2016, with a decrease in the gain on sale of loans and a decrease in death benefits from life insurance contracts being the primary reasons.
Total non-interest expenses decreased $1.0 million to $45.3 million for the three months ended March 31, 2017 from $46.3 million for the three months ended March 31, 2016, with decreases in real estate owned expenses and salaries and benefits representing the major reductions. Total non-interest expenses decreased $3.4 million to $90.6 million for the six months ended March 31, 2017 from $94.0 million for the six months ended March 31, 2016, with similar individual variances between the two periods. Lower levels of real estate owned assets and improved execution on the disposition of those assets helped contribute to the lower overall expenses.
Total income tax expense increased by $1.7 million, to $20.8 million, for the six months ended March 31, 2017, from $19.1 million for the six months ended March 31, 2016, but the effective tax rate decreased to 32.6% from 34.0% as a result of recognizing $1.0 million of excess tax benefits in the current year period related to stock-based compensation. Effective October 1, 2016, the Company adopted ASU 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under this standard, excess tax benefits and tax deficiencies are recognized in the provision for income taxes on the consolidated statement of operations. The amount recognized will vary based on a number of factors including the number of shares vesting or options exercised in the current period and the difference in stock price between grant date and exercise or vest date. Previously the amounts were recognized as part of paid-in capital in shareholders' equity.
Total assets increased by $500.1 million, or 4%, to $13.41 billion at March 31, 2017 from $12.91 billion at September 30, 2016. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $27.8 million, or 4%, to $776.9 million at March 31, 2017 from $749.1 million at September 30, 2016.
The combination of loans held for investment, net and mortgage loans held for sale increased $457.6 million, or 4%, to $12.17 billion at March 31, 2017 from $11.71 billion at September 30, 2016. Residential core mortgage loans, including those held for sale, increased $476.5 million during the six months ended March 31, 2017, while the home equity loans and lines of credit portfolio decreased $26.8 million. Total first mortgage loan originations were $1.49 billion for the six months ended March 31, 2017, of which 51% were adjustable rate mortgages and 20% were fixed-rate mortgages with terms of 10 years or less. During the six months ended March 31, 2017, $146.1 million of fixed rate loans were sold resulting in a net gain of $1.2 million. Interest rate movements during the current fiscal year contributed to the lower percentage gains recognized than the previous fiscal year. During the six months ended March 31, 2016, $93.0 million of fixed rate loans were sold resulting in a net gain of $2.7 million.
Deposits decreased $143.4 million, or 2%, to $8.19 billion at March 31, 2017 from $8.33 billion at September 30, 2016. The decrease in deposits was the result of a $199.7 million decrease in our certificates of deposit ("CDs"), partially offset by a $26.2 million increase in our savings accounts and a $30.3 million increase in our checking accounts for the six months ended March 31, 2017. Total deposits include $539.7 million and $539.8 million of brokered CDs at March 31, 2017 and September 30, 2016, respectively.
Borrowed funds, all from the FHLB, increased $647.4 million, to $3.37 billion at March 31, 2017 from $2.72 billion at September 30, 2016, as a combination of loan growth, share repurchases and deposit withdrawals led to increased funding demands. This increase reflects a combination of an additional $375.0 million of five-year term advances and $322.0 million of overnight advances, partially offset by other principal repayments. The new five-year term advances are actually 90 day advances that have an effective duration at inception of five years as a result of interest rate swap contracts. The total balance of borrowed funds of $3.37 billion at March 31, 2017 consisted of overnight advances of $1.17 billion, term advances of $1.22 billion with a remaining weighted average maturity of approximately 1.9 years and term advances of $975 million aligned with interest rate swap contracts with a remaining weighted average effective maturity of approximately 4.5 years. The amount of FHLB stock owned at March 31, 2017 increased $13.0 million from September 30, 2016 to satisfy common stock ownership requirements related to the increase in the balance of FHLB advances,
Total shareholders' equity increased $17.9 million to $1.68 billion at March 31, 2017 from $1.66 billion at September 30, 2016. Activity reflects $43.1 million of net income in the current fiscal year, reduced by $24.0 million of repurchases of outstanding common stock and two quarterly dividends totaling $12.9 million, and further impacted by a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive loss. During the three months ended March 31, 2017, a total of 461,210 shares of our common stock were repurchased at an average cost of $16.99 per share. A total of 1,357,210 shares were repurchased at an average cost of $17.65 per share during the six months ended March 31, 2017. At March 31, 2017, there were 9,542,290 shares remaining to be purchased under the Company's eighth repurchase program. The Company declared and paid a quarterly dividend of $0.125 per share during each of the first two fiscal quarters. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 80% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 26, 2016 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $0.125 per share of future possible dividends to be declared on the Company’s common stock during the quarter ending June 30, 2017.
The Association operates under the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”), subject to transitional provisions extending through the end of 2018. The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At March 31, 2017 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.19%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 20.36% and its total capital ratio was 21.16%. Additionally, the Company's Tier 1 leverage ratio was 12.81%, its Common Equity Tier 1 and Tier 1 ratios were each 23.26% and its total capital ratio was 24.05%.
Presentation slides as of March 31, 2017 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning May 1, 2017. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of March 31, 2017, the Company’s assets totaled $13.41 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2017	September 30, 2016
ASSETS
Cash and due from banks	$29,025	$27,914
Interest-earning cash equivalents	211,739	203,325
Cash and cash equivalents	240,764	231,239
Investment securities available for sale (amortized cost $543,747 and $517,228, respectively)	536,178	517,866
Mortgage loans held for sale, at lower of cost or market ($4,299 and $0 measured at fair value, respectively)	4,299	4,686
Loans held for investment, net:
Mortgage loans	12,194,518	11,748,099
Other loans	3,012	3,116
Deferred loan expenses, net	26,089	19,384
Allowance for loan losses	(56,841)	(61,795)
Loans, net	12,166,778	11,708,804
Mortgage loan servicing assets, net	8,605	8,852
Federal Home Loan Bank stock, at cost	82,877	69,853
Real estate owned	5,617	6,803
Premises, equipment, and software, net	58,990	61,003
Accrued interest receivable	33,771	32,818
Bank owned life insurance contracts	203,283	200,144
Other assets	65,030	63,994
TOTAL ASSETS	$13,406,192	$12,906,062
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,188,005	$8,331,368
Borrowed funds	3,366,189	2,718,795
Borrowers’ advances for insurance and taxes	84,732	92,313
Principal, interest, and related escrow owed on loans serviced	36,559	49,401
Accrued expenses and other liabilities	52,317	53,727
Total liabilities	11,727,802	11,245,604
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 283,067,967 and 284,219,019 outstanding at March 31, 2017 and September 30, 2016, respectively	3,323	3,323
Paid-in capital	1,719,718	1,716,818
Treasury stock, at cost; 49,250,783 and 48,099,731 shares at March 31, 2017 and September 30, 2016, respectively	(707,070)	(681,569)
Unallocated ESOP shares	(55,251)	(57,418)
Retained earnings—substantially restricted	729,063	698,930
Accumulated other comprehensive loss	(11,393)	(19,626)
Total shareholders’ equity	1,678,390	1,660,458
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,406,192	$12,906,062

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2017	2016	2017	2016
INTEREST INCOME:
Loans, including fees	$97,676	$93,737	$193,056	$186,911
Investment securities available for sale	2,198	2,562	4,051	5,033
Other interest and dividend earning assets	1,209	846	2,190	1,632
Total interest and dividend income	101,083	97,145	199,297	193,576
INTEREST EXPENSE:
Deposits	21,320	22,351	43,377	44,790
Borrowed funds	9,477	7,035	17,404	13,386
Total interest expense	30,797	29,386	60,781	58,176
NET INTEREST INCOME	70,286	67,759	138,516	135,400
PROVISION FOR LOAN LOSSES	(6,000)	(1,000)	(6,000)	(2,000)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	76,286	68,759	144,516	137,400
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,673	1,826	3,449	3,795
Net gain on the sale of loans	330	1,917	1,213	2,742
Increase in and death benefits from bank owned life insurance contracts	1,559	1,841	3,163	4,184
Other	990	1,119	2,095	2,099
Total non-interest income	4,552	6,703	9,920	12,820
NON-INTEREST EXPENSE:
Salaries and employee benefits	24,210	25,054	48,230	50,002
Marketing services	4,791	4,331	9,326	8,652
Office property, equipment and software	6,111	5,939	11,984	11,702
Federal insurance premium and assessments	2,664	2,994	4,936	5,823
State franchise tax	1,317	1,444	2,671	2,892
Real estate owned expense, net	829	1,713	1,880	3,874
Other operating expenses	5,372	4,866	11,529	11,029
Total non-interest expense	45,294	46,341	90,556	93,974
INCOME BEFORE INCOME TAXES	35,544	29,121	63,880	56,246
INCOME TAX EXPENSE	12,083	9,845	20,809	19,119
NET INCOME	$23,461	$19,276	$43,071	$37,127

Earnings per share—basic and diluted	$0.08	$0.07	$0.15	$0.13
Weighted average shares outstanding
Basic	277,787,284	282,314,098	277,857,265	283,078,539
Diluted	279,911,556	284,486,177	280,091,879	285,412,438

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$208,429	$399	0.77%	$119,337	$145	0.49%
Mortgage-backed securities	526,454	2,198	1.67%	572,583	2,562	1.79%
Loans (1)	12,064,232	97,676	3.24%	11,296,863	93,737	3.32%
Federal Home Loan Bank stock	79,797	810	4.06%	69,470	701	4.04%
Total interest-earning assets	12,878,912	101,083	3.14%	12,058,253	97,145	3.22%
Noninterest-earning assets	352,712			333,593
Total assets	$13,231,624			$12,391,846
Interest-bearing liabilities:
NOW accounts	$998,593	$228	0.09%	$988,749	$335	0.14%
Savings accounts	1,527,595	521	0.14%	1,591,385	729	0.18%
Certificates of deposit	5,646,584	20,571	1.46%	5,702,195	21,287	1.49%
Borrowed funds	3,202,585	9,477	1.18%	2,235,483	7,035	1.26%
Total interest-bearing liabilities	11,375,357	30,797	1.08%	10,517,812	29,386	1.12%
Noninterest-bearing liabilities	173,126			168,524
Total liabilities	11,548,483			10,686,336
Shareholders’ equity	1,683,141			1,705,510
Total liabilities and shareholders’ equity	$13,231,624			$12,391,846
Net interest income		$70,286			$67,759
Interest rate spread (2)(3)			2.06%			2.10%
Net interest-earning assets (4)	$1,503,555			$1,540,441
Net interest margin (2)(5)		2.18%			2.25%
Average interest-earning assets to average interest-bearing liabilities	113.22%			114.65%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2017			Six Months Ended March 31, 2016
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$205,332	$678	0.66%	$120,672	$231	0.38%
Investment securities	—	—	—%	324	2	1.23%
Mortgage-backed securities	524,696	4,051	1.54%	577,344	5,031	1.74%
Loans (1)	11,940,505	193,056	3.23%	11,265,936	186,911	3.32%
Federal Home Loan Bank stock	75,726	1,512	3.99%	69,470	1,401	4.03%
Total interest-earning assets	12,746,259	199,297	3.13%	12,033,746	193,576	3.22%
Noninterest-earning assets	347,888			330,029
Total assets	$13,094,147			$12,363,775
Interest-bearing liabilities:
Checking accounts	$993,922	$458	0.09%	$991,120	$675	0.14%
Savings accounts	1,523,995	1,050	0.14%	1,596,748	1,473	0.18%
Certificates of deposit	5,699,677	41,869	1.47%	5,689,144	42,642	1.50%
Borrowed funds	3,002,292	17,404	1.16%	2,179,389	13,386	1.23%
Total interest-bearing liabilities	11,219,886	60,781	1.08%	10,456,401	58,176	1.11%
Noninterest-bearing liabilities	198,992			189,854
Total liabilities	11,418,878			10,646,255
Shareholders’ equity	1,675,269			1,717,520
Total liabilities and shareholders’ equity	$13,094,147			$12,363,775
Net interest income		$138,516			$135,400
Interest rate spread (2)(3)			2.05%			2.11%
Net interest-earning assets (4)	$1,526,373			$1,577,345
Net interest margin (2)(5)		2.17%			2.25%
Average interest-earning assets to average interest-bearing liabilities	113.60%			115.08%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.